Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Arena Group Holdings, Inc. on Form S-3 (File Nos. 333-268487, 333-260597, 333-269393) and Form S-8 (File No. 333-265427) of our report dated March 31, 2023 which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Arena Group Holdings, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 and our report dated March 31, 2023 with respect to our audit of internal control over financial reporting of Arena Group Holdings, Inc. as of December 31, 2022, which reports are included in this Annual Report on Form 10-K of Arena Group Holdings, Inc. for the year ended December 31, 2022.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum llp

Marcum llp

Los Angeles, California

March 31, 2023